EXHIBIT 10.1

Modification to Master Agreement between The Partnership of Atlanta, Inc. (TPA), and Sibling Entertainment Group Holdings, Inc. (SIBE), dated May 9, 2012.

This document is a modification to an agreement (the “Master Agreement”) between TPA and SIBE (copy attached) which has an “effective date” of February 1, 2012. On further review, the Master Agreement lacks some information which would be beneficial to both parties, and therefore, is being modified though the execution of this modification document (the “Modification”).

1.   According to both parties, the Master Agreement was actually signed by both parties on February 24, 2012, therefore February 24, 2012 is, in fact, the date of the Master Agreement;

2.   The “effective date”, which is February 1, 2012, is, in fact, intend to refer to the date from which the work performed under the Master Agreement by TPA would be formally billed to SIBE, as prior to February 1, 2012, there was no formal agreement between the parties;

3.   While there was no formal agreement in place prior to February 1, 2012, TPS nonetheless, did some work in anticipation of a formal agreement. SIBE has determined that the work performed prior to February 1, 2012, specifically in November 2011, December 2011, and January 2012, has value and can be utilized by SIBE. This work is detailed in Exhibit 1 of this Modification.

4.   In consideration of the valuable and tangible work performed by TPA prior to February 1, 2012, SIBE has agreed to issue one million (1,000,000) shares of its common stock, and TPA has agreed to accept the shares as full payment for the products, artwork, consulting, services and any other actions provided by TPA. These shares are restricted according to Rule 144 of the Securities Act;

5.   The shares of common stock provided for payment, as detailed above, are issued in conjunction with the execution of a SIBE Restricted Stock and Restriction Agreement, an executed copy of which is included at Exhibit 2 to this Modification. This executed copy includes (a) a full list of the actions performed by TPA, (b) a Qualified Investor Questionnaire form, and(c) a copy of the SEC web pages that generally describe the restrictions associate with Rule 144;

6.   With regard to work performed by TPA after February 1, 2012, TPA desires to be compensation in cash, unless otherwise agreed in writing. TPA intends to bill SIBE at a rate of $150 per hour for the work performed for SIBE. Both parties agree that the $150 per hour rate is a “blended rate”, that the use of a single billing rate is beneficial to both parties, and that it is intended to be an average of the rates of the various employees of TPA if the individuals were being billed for their separate activities;

7.   TPA intends to bill SIBE monthly a 'retainer' of ten thousand dollars ($10,000) per month, as described in the Master Agreement. After having reviewed the accounting treatment for SIBE, both parties agree that, for each month, TPA shall provide SIBE a detail of the work actually performed, with applicable charges, such that SIBE may accurately know the actual cost per month, which may be different than an amount that SIBE may accrue under the 'retainer' billing;

8.   All actual charges are subject to review and approval, as defined in the Master Agreement;

9.   TPA to provide SIBE with a Certificate of Good Standing;

10.               TPA to provide SIBE with evidence of corporate authority to enter into the Master Agreement and this Modification;

11.               Section 21 of the Master Agreement is amended by striking the numbers“34753.”;

12.               Both parties agree that legal review of any artwork, trademarks and logos created for SIBE and its affiliated companies is the sole responsibility of SIBE, and that ownership for the artwork is that of SIBE once agency is paid in full, and for those products, artwork and services provided prior to Februrary 1, 2012, all items will be deemed paid in full on receipt by TPA of the certificate for 1,000,000 shares of SIBE common stock;

13.               Section 6 of the Master Agreement is amended by striking in its entirety the words “Either party may terminate this Agreement at any time upon ninety (90) days prior written notice to the other party., provided that in no event may this Agreement be terminated by Client prior to the expiration of twelve (12) months from the commencement of the Term.”, and substituting in lieu thereof, the words “Either party may terminate this Agreement at any time upon ninety (90) days prior written notice to the other party.”

14.               SIBE and TPA both acknowledge that SIBE has informed TPA of the financial condition of SIBE on a regular basis, and TPA recites that it has read the filings of SEC from January 2010, forward. SIBE intends to insure that TPA remains fully informed, and has, and will continue to, forward to TPA its public filings when available. TPA agrees to notify SIBE promptly of any changes in its financial condition.

The Partnership of Atlanta, Inc.                                  Sibling Entertainment Group Holdings, Inc.

By: /s/David Arnold, President

By:/s/Gerald F. Sullivan, Chairman

Key Deliverables from Work for Sibling Group Holdings

Full payment and ownership is covered by issuance of 1,000,000 shares of SIBE common stock

October 1, 20ll-January 31, 2012

Newco4education website copy

Sibling Group Holding website design

Sibling Group Holdings Messaging Strategies

Sibling Group Holding Brand Hierarchy

Sibling Group Holding Corporate Identity (logo options, design of application of identity and tag lines)

Market research (Scarborough)

Market research and analysis Homeschooling

Market research and analysis Educations marketplace

Logo development for Sibling Divisions multiple options

 CLIENT AGREEMENT

This Client Agreement (this “Agreement”) is made and entered into as of this 1st day of February, 2012 (the “Effective Date”) by and between The Partnership of Atlanta Incorporated, a Georgia corporation (“Agency”) and Sibling Entertainment Group Holdings, Inc., a Texas corporation (“Client”).

WHEREAS, Client desires to retain Agency to perform professional communication services for promotion of its products and/or services.

WHEREAS, Agency desires to provide professional communication services to Client for the benefit of Client’s affiliates.

WHEREAS, Client and Agency desire to set forth in writing the terms and conditions of their business relationship regarding provision of professional communication services by Agency to Client.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Services.  Client hereby engages Agency to render the services described in Exhibit A, which is attached hereto and incorporated herein by reference, and such other services as may be agreed to in writing by Client and Agency from time to time.  Such services are hereinafter referred to collectively as the "Services." Agency hereby accepts the engagement to provide the Services to Client on the terms and conditions set forth herein.  Before Agency commences any Services, the parties shall first agree on a proposed budget for such Services, and the cost of such Services shall not exceed the cost contained in the proposed budget without the written consent of Client. Agency may also contract with third parties to assist it in providing the Services, or to provide products and/or services in addition to the Services (the “Third Party Services”) as needed. The Third Party Services may include, but shall not be limited to, creative, production, and printing services. Prior to providing or contracting for any Third Party Services, Agency shall submit via facsimile to Client a proposal and estimate of the cost of such Third Party Services for Client’s approval.  Client shall either approve or reject such proposal and estimate within five (5) business days by signing it in the appropriate space provided and returning it to Agency electronically.  Each approved proposal and estimate for Third Party Services shall be considered a part of this Agreement and shall be deemed incorporated herein by this reference without regard to whether such approved proposal and estimate is attached hereto.  Copies of approved proposals and estimates for Third Party Services shall be retained by Agency at its offices.

2.

Term.  The “Term” of this Agreement shall commence on the Effective Date and, unless sooner terminated as provide herein, shall end upon the completion of twenty-four (24) months.

3.

Compensation and Payment.

3.1

Compensation. For performance of the Services described in this Agreement, Client shall pay and compensate Agency as follows:

(a)  For the Services set forth on Exhibit A and any other services, unless otherwise agreed:

  (i)   For the Services set forth on Exhibit A and any other services, unless otherwise agreed, monthly payments of $10,000, provided, that at the end of each calendar quarter, Agency shall compute the sum of the products of the hourly rates set forth on Exhibit B times the number of hours of work done on behalf of Client for the immediately preceding quarter by Agency personnel and if such sum is less that the amount paid by Client during such quarter, a credit shall be applied to the next month’s payment and if such sum is more than the amount paid by the Client during such quarter, Client shall pay the difference within fifteen (15) days of notice of such difference; and,

(ii)

within ten (10) days of the Effective Date, a certificate or certificates representing (1,000,000) shares of Client’s common stock, OTC symbol SIBE, (together with any other shares of Client’s common stock issued to Agency under this Agreement, the “Shares”), such Shares, upon issuance and delivery, to be duly and validly issued, fully-paid and non-assessable. These shares will have been deemed to be fully earned as of the date of this agreement, and the Client agrees to provide all documentation requirement to allow the Agency to clear the shares under Rule 144 of the Securities Act of 1934, or under a 'piggyback' registration with any other similarly issued shares.

(b)

For all media buying and placement Services, Client agrees that Agency shall bill Client monthly an amount which will yield Agency a commission equal in amount to fifteen percent (15%) of such gross media billings for all Client advertising placements by Agency during the month.

(c)

 For any Third Party Services, Agency shall bill Client a gross amount which shall yield Agency a  commission equal in amount to twenty-five percent (25%) of such gross billings for all Third Party Services for Client arranged and supervised by Agency;;

(d)

In addition to the compensation described above, Client agrees to reimburse Agency for Agency’s expenses incurred in providing these services, such as travel, long distance telephone calls and overnight delivery, courier services, and automobile mileage.

3.2

Payment.  For Services performed by Agency on behalf of Client, Client agrees to make payments as follows:

            (a)   Amounts due for Services rendered and expenses incurred during the previous calendar month will be invoiced to Client monthly, on or before the tenth (10th) day of each month.

            (b)  Third Party Services will be invoiced in accordance with the terms of the proposal and estimate. Third Party Services, unless otherwise agreed, require Client payments to be made so that Agency has good funds in hand prior to the due date of Third Party Invoices, and Client will be invoiced sufficiently in advance to permit such payments.  If a cash discount, prepayment or similar discount is available for any Third Party Services, Agency shall, if possible, invoice Client sufficiently in advance of the payment date so that Client may receive the benefit of such discount.  In the event that the actual costs of any such Third Party Services exceed those contained in the approved proposal and estimate, Agency shall provide advance notice, with a detailed explanation of why the actual costs exceeded the proposal and/or estimate, to Client and seek Client’s approval before proceeding.

                     (c)  Client will pay all media invoices directly, and all media buys shall be prior approved by the Client in writing before contracting for such placements.

         (d)   Unless otherwise agreed, Client shall pay all invoices within fifteen (15) days of receipt of the invoice.  Amounts not paid on or before thirty (30) days from receipt of invoice shall be considered past due, and Client agrees to pay a late payment charge equal to the lesser of: (a) one and one-half percent (1.5%) per month, compounded, or (b) the maximum amount allowed by applicable law,  applied against all past due amounts. Client shall also be liable for the payment of all fees and expenses, including attorney’s fees, reasonably incurred by Agency in collecting, or attempting to collect, any charges owed hereunder.

4.

Additions or Modifications to the Services.

4.1

During the First Twelve Months of the Term.  Either party may request an addition or modification to the scope of the Services provided hereunder by submitting such request to the other party in writing at least ten (10) days prior to the date upon which such change would take effect. Any additions or modifications to the scope of Services must be agreed to by both parties in writing prior to being effective and shall be considered an amendment to this Agreement. The parties shall negotiate in good faith and use best efforts to work diligently to agree on a revised scope of Services, Budget, Fee Schedule and Retainer, as applicable. Upon Client’s request, Agency will submit electronically to Client a proposal and estimate of the cost of any additional or modified Services for Client’s approval. Client shall either approve or reject such proposal in writing within five (5) business days. Any approved proposals for additional or modified Services shall be considered a part of this Agreement and shall be deemed incorporated herein by this reference without regard to whether such approved proposal and estimate is attached hereto. No additional Services shall be performed by Agency until the parties agree upon a revised scope of Services, Budget, Fee Schedule and/or Retainer (if any).

4.2

During the Second Twelve-Months of Term.  At least sixty (60) days prior to the expiration of the first twelve months of the Term,  the parties shall meet to negotiate in good faith and use best efforts to work diligently to agree on a revised scope of Services,  Retainer , and the issuance and delivery of additional Shares to apply during the remaining Term of the Agreement. No additional Services shall be performed by Agency following the completion of the first twelve months of the Term until the parties agree upon a revised scope of Services, Retainer, and issuance and delivery of additional Shares (if any).  Notwithstanding the foregoing, neither party shall have any obligation to agree to continue this Agreement for any Renewal Term.

5.

Proprietary Information.

5.1

The parties acknowledge that during the Term of this Agreement, each may have access to Proprietary Information of the other, the disclosure or use of which may injure the other party.  “Proprietary Information” shall include “Trade Secrets,” which shall have the meaning ascribed under Georgia law, and “Confidential Information,” which shall mean all other information of the disclosing party that, although not a Trade Secret, is not generally known outside of such party’s organization and which has or could have commercial value or other utility in the business in which the party is engaged or contemplates engaging, and which such party takes reasonable steps to keep secret.  Confidential Information shall include, but not be limited to, the pricing and terms of this Agreement, any information relating to the disclosing party's technology, business affairs, and marketing or sales plans.

5.2

Neither party shall use, reveal or divulge Trade Secrets of the other party except in accordance with the terms and conditions of this Agreement. In addition, commencing on the Effective Date and continuing for a period of two (2) years from the termination of this Agreement, each party shall protect as confidential, and shall not disclose to any third party, any Confidential Information received from the disclosing party or otherwise discovered by the receiving party during the Term of this Agreement. The parties shall use Proprietary Information only for the purpose of this Agreement.

5.3

The foregoing restrictions on use and disclosure of Proprietary Information do not apply to information that: (a) is in the possession of the receiving party at the time of its disclosure and is not otherwise subject to obligations of confidentiality; (b) is or becomes publicly known, through no wrongful act or omission of the receiving party; (c) is received without restriction from a third party free to disclose it without obligation to the disclosing party; (d) is developed independently by the receiving party without reference to the Proprietary Information, or (e) is required to be disclosed by law, regulation, or court or governmental order.

6.

Termination.  Either party may terminate this Agreement at any time upon ninety (90) days prior written notice to the other party., provided that in no event may this Agreement be terminated by Client prior to the expiration of twelve (12) months from the commencement of the Term. In addition, either party may terminate this Agreement without ninety (90) days prior notice for Cause.  As to payment of invoices, “Cause” shall mean Client’s failure to pay any invoice within forty-five (45) days after the date of the invoice. For all other matters, “Cause” shall mean a breach by the other party of any material provision of this Agreement, provided that written notice of the breach has been given to the breaching party, and the breach has not been cured within ten (10) days after delivery of such notice (or such additional cure period as the non-breaching party may authorize).  Notwithstanding the foregoing, each party may terminate this Agreement immediately upon written notice if the other party breaches the terms and conditions contained in Section 5 above (Proprietary Information).  Upon termination of this Agreement for any reason, each party shall promptly return to the other all copies of any data, records, or materials of whatever nature or kind belonging to the other party, including all materials incorporating the Proprietary Information of the other party.  If either party terminates this Agreement for reasons other than Cause, Agency shall, at Client’s written request, continue to provide the Services during the ninety (90) day period following the date notice of termination is given, and Client shall pay for the Services as set forth herein during that time.  Agency agrees to give all reasonable cooperation toward terminating or transferring, with approval of third parties in interest, all contracts and other arrangements with advertising media or others for advertising space, facilities and talent, and other materials yet to be used, and all rights and claims thereto and therein, upon being duly released from the obligation thereof (recognizing that talent contracts with members of certain labor unions or guilds generally cannot be assigned except to signatories to the collective bargaining agreements governing the services rendered by such talent). Client agrees to pay all amounts due under such contracts and arrangements.

7.

Non-solicitation of Agency Employees.  During the term of this agreement and for a period of eighteen (18) months following the termination of this agreement, Client shall not, either directly or indirectly, on Client’s own behalf or in the service of or on behalf of others, solicit, divert or appropriate to or for its own business or for any competing business or attempt to solicit, divert or appropriate to or for its own business or any competing business, any employee, independent contractor, or agent of the Agency.

8.

Exclusive Representation.  During the Term of this Agreement, Agency shall not enter into an agreement for the provision of services similar to the Services with any other entity in connection with the sale of a product and/or service directly competitive with those of Client without the Client’s written consent.  During the Term of this Agreement, Agency shall be the exclusive provider of services similar to the Services for Client.

9.

Agency of Record.  During the Term of this Agreement, Agency shall act as agency of record for Client in connection with all media purchases, billing, and related account management.  Client acknowledges that it is legally responsible for all advertising and any other media charges authorized by Agency on its behalf.  In connection with Agency’s designation as agency of record for Client, Client shall execute an “Agency of Record Authorization” substantially in the form attached hereto as Exhibit C and incorporated herein by this reference.

10.

Approvals.  Agency shall obtain Client’s approval for any advertising, publicity or other program and for any and all media selections made by Agency on Client’s behalf by delivering, faxing, e-mailing or otherwise transmitting the pertinent information about such advertising, publicity, program or media selection, including but not limited to copy and layout as appropriate, to Client.  Client shall approve or reject Agency’s proposal for advertising, publicity, other programs or media selection, and shall deliver to

Agency written indication of such acceptance or rejection by US mail, personal deliver, facsimile or e-mail.

11.

Examination of Records.  It is understood that Client may at any time during the life of this Agreement, and upon reasonable notice, examine Agency’s files and records pertaining to the handling of Client’s account.

12.    Ownership of Intellectual Property.  Following completion by Agency of any part of the Services defined in Exhibit A and payment in full by Client of any and all amounts due hereunder for such Services, all tangible and intangible output of the Services and all intellectual property developed directly as a result of or in the course of, Services rendered to Client by Agency, including without limitation, any and all research, documentation, logos, websites, copy, advertising layouts and other materials created by Agency hereunder, shall be deemed to be “works made for hire” and shall be the property of Client. Client understands that there may be limitations on the use and ownership of materials by virtue of the rights of third parties.  The foregoing notwithstanding, Client agrees that any advertising, merchandising, packaging and similar plans and ideas prepared by Agency and submitted to Client (whether submitted separately or in conjunction with or as part of other material), but not used by Client, shall remain Agency’s property. Client agrees to return to Agency any copy, artwork, plates, or other physical embodiment of the creative work relating to any such ideas or plans that may be in Client’s possession upon termination. Client also hereby grants to Agency a perpetual non-exclusive royalty-free worldwide license to use Client’s name and any intellectually property developed as a result of or in the course providing the Services for promotion of the Agency and the Agency’s business.

13.

Limited Warranty.  Agency represents and warrants that all Services performed pursuant to this Agreement will be of professional quality and will conform to generally accepted industry standards and that Agency will devote its best efforts to the performance of the Services.  Agency also warrants that it will comply fully with all applicable laws, regulations, statutes and other government requirements.  Agency make no representations as to the success of any of the Services and Agency makes no warranties except as specifically set forth in this Agreement and specifically disclaims any and all implied warranties.

14.

Disclaimer of Certain Damages.  Neither party shall be liable to the other for any indirect, consequential, exemplary, special, incidental or punitive damages, including without limitation loss of use or lost business, revenue, profits, or goodwill, arising in connection with this Agreement, under any theory of tort, contract, indemnity, warranty, strict liability or negligence, even if the party knew or should have known of the possibility of such damages.  Agency will endeavor to protect Client from any loss through failure of media or other vendors or suppliers to properly execute their commitments and obligations, but Agency shall not be responsible to Client for any such loss.

15.

Indemnification.  Agency shall indemnify, defend and hold Client harmless from and against any and all claims, losses, suits, liabilities, or judgments suffered by Client, including reasonable attorneys fees and costs, arising from or related to any material prepared by Agency or at Agency’s direction, including but not limited to, any claim of libel, slander, piracy, plagiarism, invasion of privacy, or infringement of copyright or other intellectual property interest, except where such claim arises out of or is related to material supplied by Client to Agency and incorporated into or relied upon in any materials prepared by Agency.  Client shall indemnify, defend and hold Agency harmless from and against any and all claims, losses, suits, liabilities, or judgments suffered by Agency, including reasonable attorneys fees and costs, arising from or related to the use by Agency of any material, including but not limited to information, copy, research, or data, supplied by Client to Agency or to material created by Agency or at the direction of Agency (and otherwise subject to the indemnification by Agency above) that is changed, modified, altered, or misused by Client.  Information or data obtained by Agency from Client to substantiate claims made in advertising or marketing materials shall be deemed to be “material supplied by Client to Agency” for purposes of this Section.

16.

Misleading Advertising.  Nothing herein contained shall be deemed to require that Agency undertake any campaign, prepare any advertising material or publicity, or cause publication of any advertisement or article that, in Agency’s judgment, would be misleading, indecent, libelous, unlawful or otherwise prejudicial to Client’s or Agency’s interests.  The Agency will retain legal counsel and have said counsel review all advertising that the Agency produces to ensure that all recommended advertising complies with all federal, state and local laws and regulations. The Agency will advise the Client of Agency’s counsel’s legal comments in a timely fashion so that the comments may be appropriately considered.

17.

Assignment.  Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Agency may utilize subcontractors as necessary and desirable for it to perform the Services.

18.

Service Marks, Trademarks and Name.  Neither party shall: (a) use any service mark or trademark of the other party; or (b) refer to the other party in connection with any advertising, promotion, press release or publication unless it obtains the other party’s prior written approval.

19.    Governing Law and Venue.  This Agreement shall be governed by the laws of the State of Georgia without regard to its choice of law principles.  Any disputes between the parties to this Agreement shall be settled by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association then in effect, such arbitration to be held in Fulton County, Georgia.

20.

Force Majeure.  Any delay in or failure of performance by either party under this Agreement shall not be a breach of this Agreement if and to the extent caused by events beyond the reasonable control of the party affected, including without limitation, acts of God, embargoes, governmental restrictions, strikes, riots, wars or other military action, civil disorders, rebellion, fires, floods, vandalism, or sabotage. Market conditions and/or fluctuations (including a downturn of Client’s business) shall not be deemed force majeure events. The party whose performance is affected by such events shall promptly notify the other party, giving details of the force majeure circumstances, and the obligations of the party giving such notice shall be suspended to the extent caused by the force majeure and so long as the force majeure continues, and the time for performance of the affected obligation hereunder shall be extended by the length of the delay caused by the force majeure event.

21.

Notice. Except as otherwise specifically provided herein, all notices, requests, or other communications (excluding invoices) hereunder shall be in writing and either transmitted via overnight courier, electronic mail, hand delivery or certified or registered mail, postage prepaid and return receipt requested to the parties at the addresses set forth at the 34753end of this Agreement. Notices will be deemed to have been given when received. Either party may designate a different address by notice to the other given in accordance with this Section.

22.

Waiver.  Neither party’s failure, at any time, to enforce any right or remedy available to it under this Agreement shall be construed to be a waiver of such party's right to enforce each and every provision of this Agreement in the future.

23.

Severability. All provisions of this Agreement are severable, and the unenforceability or invalidity of any of the provisions will not affect the validity or enforceability of the remaining provisions. The remaining provisions will be construed in such a manner as to carry out the full intention of the parties.

24.

Section Titles. Section titles or references used in this Agreement have no substantive meaning or content and are not a part of this Agreement.

25.

Survival. The provisions of this Agreement, which by their nature are intended to survive this Agreement, shall survive the termination or expiration of the Agreement.

26.

Representations of Client. Client represents to Agency that:

26.1  Organization. The Client is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, has corporate power to carry omits business as it is now being conducted, and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification or in which failure to so qualify would have a material adverse impact on it. No proceeding is pending, or to the knowledge of the Client, threatened, involving the Client, in which it is alleged that the nature of its business makes qualification necessary in any additional jurisdiction.

26.2  Authority. The Client has the full right, power, and authority to enter into this Agreement and each agreement, document, and instrument to be executed and delivered by the Client pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. No waiver or consent of any person is required in connection with the execution, delivery, and performance by the Client of this Agreement and each agreement, document, and instrument to be executed and delivered by the Client pursuant to this Agreement.  The Shares to be issued to the Agency are, and when delivered pursuant to this Agreement will be, (i) duly authorized, validly issued, and outstanding; (ii) fully paid, non-assessable, and free of preemptive rights, but shall be marked with a legend as required under Rule 144 of the Securities Act of 1933; and (iii) free and clear of any and all pledges, claims, restrictions (other than Rule 144 related), charges, liens, security interests, encumbrances, or other interests of third parties of any nature whatsoever. The Agency agrees that it has read all filings of the Client it deems necessary made with the Securities and Exchange Commission and the Client agrees that such filings are true and accurate as of the date of the filings.

26.3 Financial Statements. Client has delivered to Agency its financial statements for the period ended September 30, 2011, as filed with the Securities and Exchange Commission, and reviewed by the Agency. The Client's financial statements fairly present the financial condition of the Client at the dates of said statements and the results of its operations for the periods covered thereby and will be prepared in accordance with generally accepted accounting principles and practices consistently applied and consistent with the books and records of the Client.

26.4  Absence of Certain Changes. Since December 31, 2011, except as noted in the filings and press releases for the Client, there has not been any operation of the Client out of the ordinary course of business or any change in the financial condition, properties, assets, liabilities, business, prospects or operations of the Client which change, by itself or in conjunction with all other such changes, has been or is likely to be materially adverse with respect to the Client;

26.5 Litigation. There are no lawsuits, actions or administrative, arbitration or other proceedings or governmental investigations pending or threatened against or relating to the Client or the Client's properties or business. The Client has not entered into or been subject to any consent decree, compliance order, or administrative order with respect to any property owned, operated, leased, or used by the Client. The Client has not received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any property owned, operated, leased, or used by the Client or any facilities or operations thereon. There are no existing or, to the knowledge of the Client, threatened product liability, warranty, or other similar claims, or any facts upon which a claim of such nature could be based, against the Client for services or products which are defective or fail to meet any service or product warranties which could reasonably be expected to have a material adverse effect on the Client.

26.6 Compliance with Laws. The Client is not in material violation of any laws, rules, or regulations which apply to the conduct of its business or any facilities or property owned, leased, operated, or used by the Client.

27.    Piggy-Back Registration Rights. If at any time or from time to time, Client shall decide to register any of its common stock, either for its own account or the account of a security holder or holders, in a registration statement covering the sale of Company's common stock under the Securities Act of 1933, as amended, the Company will: (1) promptly give to Agency written notice thereof; and (2) include in such registration statement (and any related qualification under blue sky laws) all the Shares specified in a written request, made within 30 days after receipt of such written notice from Client.

28.

Entire Agreement. This Agreement (and any Exhibits and other documents incorporated herein by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other representations, understandings or agreements that are not expressed herein, whether oral or written.  Except as otherwise set forth herein, no amendment to this Agreement shall be valid unless in writing and signed by both parties.

{Signatures Appear on the Following Page}

Page 0 of 14

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Agency:

Client:

The Partnership of Atlanta Incorporated

Sibling Entertainment Group Holdings, Inc

By:  /s/David Arnold

By:/s/ Rob Copenhave

Title: President

Title: CEO

3475 Piedmont Road, Suite 400

2180 Satellite Blvd., Suite 400

Atlanta, GA 30305

Duluth, GA 30096

{KH193434.DOC}

EXHIBIT A

AGENCY SERVICES

A.

 Advertising Campaign Development

B.

 Creative development

C.

 Direct Response Marketing (traditional and digital)

D.

 Digital and Traditional Media Planning and Placements

E.

 Digital and Online Marketing

F.

 Graphic and Web Design Services

G.

 Market Analysis and Strategic Planning

H.

 Sales Promotion Development

EXHIBIT B

All services performed by Agency personnel billed at $150.00 per hour.

1.1.

EXHIBIT C

AGENCY OF RECORD AUTHORIZATION

In consideration of the mutual promises and agreements contained in that certain Client Agreement (the “Client Agreement”) by and between The Partnership of Atlanta Incorporated, (“The Partnership”) a Georgia corporation located at 3475 Piedmont Road, Suite 400, Atlanta,, Georgia 30305 and, Sibling Entertainment Group Holdings, Inc., (“Sibling”) a Texas corporation located at 2180 Satellite Blvd., Suite 400, Duluth, Georgia 30096, The Partnership is hereby appointed as agency of record for Sibley as its duly authorized agent, to arrange and make in its name  all media purchases, billing and related account management.

Sibley shall be legally responsible for all advertising and media placement charges incurred on its behalf and shall indemnify, defend and hold harmless The Partnership from any and all liability arising from or related to expenses for advertising or media placements on Sibley or Newco4eductaion’s behalf.

This Agency of Record Authorization is effective for all advertising and media placements made by The Partnership on Sibley or Newco4education’s behalf pursuant to the Client Agreement and for any subsequent billing related to such advertising and media placements.  This Agency of Record Authorization terminates upon termination of the Client Agreement.

The Partnership of Atlanta Incorporated

Print Name: /s/David Arnold

Signature:  ___________________

Title:  _______________________

Sibling Entertainment Group Holdings, Inc.

Print Name: ___________________

Signature:  /s/ Rob Copenhaver

Title:  ________________________

(i)

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restricted stock Purchase and Restriction Agreement

THIS RESTRICTED STOCK PURCHASE AND RESTRICTION AGREEMENT (the “Agreement”) is made and entered into as of the 24th day of February, 2012 (the “Effective Date”) by and between SIBLING ENTERTAINMENT GROUP HOLDINGS, INC., a Delaware corporation (“SIBE”) and The Partnership of Atlanta, Inc., a Georgia corporation (“Purchaser”).

Agreement

For and in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree:

2. Definitions

The following capitalized terms are used in this Agreement with the meanings thereafter ascribed.

3. Purchase and Sale.

3.1. Purchase.

SIBE, with the approval of its Board of Directors, hereby issues, sells, and delivers to Purchaser and Purchaser hereby purchases from SIBE one million (1,000,000) shares of Common Stock of SIBE (the “Subject Shares”), where the price paid for the shares shall be the tangible value received for all work, consulting, artwork, and all other rights to work products delivered to the Company as of February 1, 2012, as described in Exhibit B, attached herein, upon the terms and subject to the conditions set forth in this Agreement.  All parties agree that these shares have been ‘fully earned” and paid for as of February 1, 2012. Purchaser represents to SIBE that Purchaser:

(a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933 and the information concerning Purchaser on the Investor Questionnaire attached Exhibit A, is true and correct in all material respects.

(b) Purchaser acknowledges that Purchaser has reviewed and is familiar with the information in the Company’s disclosures, available from access via EDGAR to SIBE’s SEC filings including its Form 10, Form 8-K and Form 10-K for the two most recent fiscal years at www.sec.gov.

(c) The Subject Shares are being acquired for Purchaser's own account without the participation of any other person, with the intent of holding the Subject Shares for investment, without the intent of participating, directly or indirectly, in a distribution of the Subject Shares, and not with a view to, or for resale in connection with, any distribution of the Subject Shares.

(d) Purchaser has such knowledge and experience in financial, tax, and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in SIBE and of protecting Purchaser’s interests in connection with this transaction.  Purchaser recognizes and acknowledges that Purchaser’s investment in SIBE involves a high degree of risk.  Purchaser is able to bear the risk of a complete loss of Purchaser's investment in the Subject Shares.

(e) Purchaser understands and agrees that the Subject Shares will be issued and sold without registration under federal or applicable state law relating to the registration of securities, in reliance on the exemptions from registration under the Securities Act provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder and that the Subject Shares cannot be offered for sale, sold, or transferred by Purchaser other than pursuant to: (A) an effective registration under the Securities Act or in a transaction otherwise in compliance with the Securities Act and (B) evidence satisfactory to SIBE of compliance with the applicable securities laws of other jurisdictions.  SIBE shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws.  Purchaser understands and agrees that SIBE has no obligation to register the Subject Shares or to comply with any exemption available for sale of the Subject Shares without registration.  Certificates evidencing the Subject Shares shall contain a legend indicating that the Subject Shares have not been registered 1933 Act or the securities laws of any other jurisdiction and referring to the restrictions on transferability and sale of the Subject Shares and any transfer agent of SIBE shall be instructed to require compliance with the conditions of such legends.

(f) Purchaser has had the opportunity to ask questions of and receive answers from SIBE and any person acting on its behalf, and to obtain all material information reasonably available with respect to Purchaser and its affairs, and has received satisfactory answers to all such questions and received all documents and other information requested of Purchaser.

(g) Acceptance by Purchaser of the certificate representing the Subject Shares shall constitute a confirmation by Purchaser that all agreements and representations made herein are true and correct at such time.  Purchaser has full power and authority to execute, deliver, and perform this Agreement without the consent or approval of any other person which has not been obtained on or prior to the date hereof.  This Agreement is the legal, binding, and valid obligation of Purchaser, enforceable against Purchaser in accordance with its terms and shall inure to the benefit of SIBE, its successors and assigns.

4. Miscellaneous.

4.1. SIBE Representations.

SIBE represents and warrants that: () this Agreement and the issuance of the Subject Shares has been duly authorized by the Board of Directors, () this Agreement constitutes a legal, valid, and binding obligation of SIBE, enforceable against SIBE in accordance with its terms, () the Subject Shares are fully paid and nonassessable, and free and clear of any and all encumbrances and restrictions, other than restrictions on transfer imposed by applicable securities laws and the restrictions imposed by the terms of this Agreement; () SIBE shall fully cooperate in causing the restrictive legends to be removed from the certificate(s) evidencing the Conversion Shares to the extent permitted by Rule 144; and ()  SIBE shall not initiate any action to cancel, reduce, stop transfer, or terminate the Subject Shares or the Conversion Shares or interfere with the lawful disposition of the Subject Shares or the Conversion Shares in accordance with Rule 144. The summary disclosure from the SEC investor web site has been printed and is attached to this document in Exhibit C.

4.2. Legends.

Each certificate evidencing Subject Shares shall bear the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES

ACT OF 1933(“THE ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144

UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED

EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH

IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.”

4.3. Governing Laws.

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws rules.  The parties agree that any appropriate state court sitting in Fulton County, Georgia or any Federal Court sitting in the Northern District of Georgia (Atlanta Division) (collectively, the “Permitted Courts”), shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy, and each party irrevocably: () consents to the jurisdiction of the Permitted Courts in such

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actions, () agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum, and () waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party.  In any suit, arbitration, mediation, or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys’ fees, and all costs and fees incurred on appeal or in a bankruptcy or similar action.

4.4. Successors.

This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

4.5. Notice.

Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

4.6. Severability.

In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

4.7. Entire Agreement.

This Agreement expresses the entire understanding and agreement of the parties with respect to the transactions contemplated herein and the subject matter described herein.

4.8. Headings.

Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

4.9. Specific Performance.

In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and a temporary or permanent injunction without showing any actual damage, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

4.10. Construction.

The language used in this Agreement, including the documents, instruments, agreements, exhibits, schedules, and annexes hereto will be deemed to be language chosen by the parties to express their mutual intent, and no rule of strict construction shall be implied against any party.

4.11. Amendment.

This Agreement may be amended, supplemented, and modified only by a written instrument duly executed by the parties hereto.

4.12.

Waiver.

The failure of any party hereto to require the performance of any provisions of this Agreement shall in no manner affect the right to enforce the same.  No waiver by any party hereto of any provisions or of any breach of any provisions of this Agreement shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision or breach of any other provision of this Agreement.  No waiver of any provision or any breach of any provision of this Agreement shall be valid or binding on the parties hereto unless made in a writing signed by an authorized representative of the party against whom the same is sought to be enforced.

4.13. Further Assurance.

Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.14. Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

Sibling Group Entertainment Holdings, Inc.

By:/s/Gerald T. Sullivan

Gerald F. Sullivan, Chairman

The Partnership of Atlanta, Inc.

By:/s/ David Arnold

David Arnold, President

EXHIBIT A

INCLUDE A QUALIFIED INVESTOR QUESTIONAIRE

EXHIBIT B

INCLUDE THE SIBE DELIVERABLES AS OF 2-1-12

EXHIBIT C

INCLUDE THE SEC PRINT ON RULE 144

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